Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May __, 2012, by and between Alliqua, Inc., a Florida corporation (the “Company”), and Richard Rosenblum (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its President.  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin, retroactively, as of January 1, 2012, and will remain in effect for three (3) years from such date, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”).  This Agreement shall be automatically renewed for a successive one (1) year term after the Initial Employment Term (the “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) provided not less than three (3) months before the end of the Initial Employment Term, or unless earlier terminated in accordance with Section 8.  The period during which Executive is employed under this Agreement (including the Renewal Term) will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 10 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as President.  Executive shall have the duties and privileges customarily associated with an executive occupying such role at a publicly-traded company, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company.  Executive will report to the Board of Directors of the Company (the “Board”).

(b)    Executive’s Employment Representations.  Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board; (ii) will serve as an Executive of the Company; (iii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties; provided, however, the Company acknowledges and agrees that during the Employment Period, subject to any restrictive covenants set forth in Section 7, Executive will also be providing certain services to and on behalf of Harborview Advisors, LLC, Harborview Capital Management LLC and each of their respective affiliates (collectively, “Harborview”).  The Company understands Executive’s obligations to Harborview and Executive believes that his provision of services to Harborview shall not interfere with his performance of his obligations to the Company.  Executive further represents to the Company that Executive (x) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (y) is under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact the Company or its ability to conduct securities offerings.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive: (i) during the first year of the Initial Employment Term, a monthly salary of sixteen thousand six hundred sixty six dollars and sixty-seven cents (U.S. $16,666.67) (annualized, two hundred thousand dollars (U.S. $200,000.00)), payable on the first day of each month (except with respect to eighty three thousand three hundred thirty three dollars and thirty five cents (U.S. $83,333.35), which shall be payable on the date hereof for Executive’s January 2012, February 2012, March 2012, April 2012 and May 2012 monthly salaries) less required withholdings, payable in a combination of cash and in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with a Fair Market Value (as defined below) of not less than the amount by which the cash payment is less than Executive’s monthly salary; (ii) during the second year of the Initial Employment Term, a monthly salary of eighteen thousand seven hundred fifty dollars (U.S. $18,750.00) (annualized, two hundred twenty five thousand dollars (U.S. $225,000.00)), payable on the first day of each month less required withholdings, payable in a combination of cash and in shares of Common Stock with a Fair Market Value of not less than the amount by which the cash payment is less than Executive’s monthly salary; and (iii) during the third year of the Initial Employment Term, a monthly salary of twenty thousand eight hundred thirty three dollars and thirty-four cents (U.S. $20,833.34) (annualized, two hundred fifty thousand dollars (U.S. $250,000.00)) payable on the first day of each month, less required withholdings, payable in a combination of cash and in shares of Common Stock with a Fair Market Value of not less than the amount by which the cash payment is less than Executive’s monthly salary (the “Base Salary”). Notwithstanding anything to the contrary contained herein, the Company agrees that if the Company’s free cash reserves for working capital purposes (after payment of any currently due liabilities) at the time any payment is due hereunder during the Initial Employment Term equals or exceeds the “Cash Reserves Amount” (as defined below), then that portion of Executive’s Base Salary payable in cash shall not be less than an amount equal to the amount of federal and state income tax payable on the Common Stock he receives based on the combination of the highest federal and state marginal personal tax rates applicable to Executive.  During the Renewal Term, Executive shall receive the same rate of Base Salary that is payable during the third year of the Initial Employment Term, payable on the first day of each month. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.  For purposes of this Section 5(a):

“Cash Reserves Amount” shall mean $1,000,000 for 2012, $1,250,000 for 2013 and $1,500,000 for 2014.

“Fair Market Value” for any shares of Common Stock shall mean the greater of (a) $0.07 per share or (b) the average of the volume weighted average price of the five trading days immediately preceding the payment date, provided that if the Common Stock is not Publicly-Traded, then Fair Market Value shall be the fair market value of such shares, as determined by the independent members of the Board (or a duly authorized committee thereof) acting in good faith.

“Publicly-Traded” shall mean if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the Common Stock is listed on an exchange or traded on an automated quotation system.

(b)           Bonus Plans.  During the Employment Period, Executive shall be eligible to participate in all executive bonus plan(s) in which senior executives of the Company participate, as the Board, in its sole discretion, may from time to time establish, at a level commensurate to Executive’s position with the Company.

(c)           Equity Award.  Within thirty (30) days after the date this Agreement is executed by the Company and Executive, the Company shall submit to the Board, and request the Board’s approval of, the issuance to Executive of the following stock option(s) pursuant to the Alliqua, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”):

(i)           A stock option with respect to five million five hundred thousand (5,500,000) shares of Common Stock, subject to the terms and conditions of the Plan and a nonqualified stock option award agreement, which terms shall include: (A) an exercise price equal to the greater of $0.20 per share or the fair market value of a share of Common Stock on the date of grant, (B) equal vesting (one-third (1/3) each year) on the first, second, and third anniversary of the date of grant, (C) immediate vesting of 100% of the then unvested optioned shares upon the effective date of a “Change in Control” (as defined in the 2011 Plan) or in the event that Executive’s employment is terminated by the Company without Cause (as defined below), (D) a term of ten (10) years (subject to early termination or forfeiture in accordance with the terms of the nonqualified stock option award agreement), and (E) immediate forfeiture of any vested optioned shares upon violation of any non-compete or non-solicitation agreement between the Company and Executive.

(ii)           Subject to the discretion of the Board, in 2013 and 2014, Executive will be eligible to receive additional equity compensation in the form of stock options awarded pursuant to the 2011 Plan, provided that the number of shares subject to any such stock options and the terms of such stock options shall be determined by the Board in its sole discretion.

(d)           Acceleration of Options.  Within thirty (30) days after the date this Agreement is executed by the Company and Executive, the Company shall submit to the Board, and request the Board’s approval of, the acceleration of the vesting and exercisability of one hundred percent (100%) of the stock options to purchase 5,000,000 shares of Common Stock that were granted to Executive pursuant to the HepaLife Technologies, Inc. 2001 Incentive Stock Option Plan, which were granted to Executive December 9, 2010, and of which an option to purchase 3,000,000 shares of Common Stock remain unvested and unexercisable.

(e)           Vacation.  During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy.  Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(f)           Reimbursement of Ordinary Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.  The Company shall also reimburse Executive for his legal costs and expenses with respect to the review and negotiation of this Agreement.

(g)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits; provided, however, that if Executive chooses not to participate in the health and dental insurance plans offered by the Company, Executive shall be entitled to enroll in a single health and a single dental insurance plan outside of the Company for Executive, his spouse and his children and be reimbursed by the Company for all reasonable premium payments made by Executive related to such insurance policies. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company.  For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)           Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii)           All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business (defined below), trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)           Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by Executive, without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b)           Disclosure Of Confidential Information.  Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c)           Return Of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information.  Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – which Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants.

(a)           Non-Solicitation.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which:  (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 7(a)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Business (as defined below) of the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member of Executive.

(b)           Mutual Non-Disparagement.  From and after the date of this Agreement (i) the Executive agrees not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company, any member of its management, board of directors, any of its subsidiaries or affiliates, or any investor or shareholder in the Company, unless as required by law or an order of a court or governmental agency with jurisdiction, and (ii) the Company shall not, and shall instruct its executive officers and directors not to, defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of the Executive, unless as required by law or an order of a court or governmental agency with jurisdiction.

For purposes of this Agreement:

“Restricted Period” means a period of one (1) year immediately following the date of Executive’s termination from employment for any reason.

“Business” means the business of developing, manufacturing and/or marketing biomedical products in the field of or related to active ingredient, transdermal delivery, advanced wound care and/or similar products; any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information;  or any business contemplated by the Company during Executive’s employment and in which contemplations or business assessment Executive participated or about which contemplated business Executive had knowledge of Confidential Information.

“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(c)           Tolling.  If Executive violates any of the restrictions contained in this Section 7 (other than subsection (b) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(d)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company.  In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company shall be entitled (i) to seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and (ii) if the Company is the prevailing party, to recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action.  Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.  Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6 or 7, then  Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement.  If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement.  Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity.  The Company shall be entitled to advise such person or entity of the provisions of Sections 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(e)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

8.           Termination of Agreement.  The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “permanent disability” shall mean that Executive is, by reason of any medically determinable physical or mental impairment that be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)           Executive’s being charged with, or convicted of, a crime or Executive’s commission of any unlawful acts (including, but not limited to, misrepresentation, theft, misappropriation, fraud, harassment, discrimination or retaliation) that is likely to cause, or has caused, harm to the reputation or business of the Company, as determined in the Board’s reasonable, sole discretion;

(ii)           Executive’s refusal to comply with the written, lawful instructions of the Board or Executive’s failure to perform the duties and responsibilities of the Company’s President, or any other job or officer position Executive may hold concerning the Company, as required and/or assigned by the Board from time to time in a reasonably timely and professional manner; or

(iii)           Executive’s material breach of the terms of this Agreement (it being understood that, without excluding other breaches as being material, any breach of the provisions of Sections 6 or 7 hereof shall be considered material) or Executive’s material violation of existing or future Company policies or procedures applicable to Executive.

Concerning Sections 8(b)(ii) and (iii), Executive shall be provided notice of the non-compliance, performance deficiency, breach and/or violation in accordance with Section 10(d) of this Agreement and be given ten (10) calendar days to comply with the instruction and/or remedy the deficiency, breach or violation.  If Executive fails to comply with the instruction and/or remedy the deficiency, breach or violation to the Board’s reasonable satisfaction by the end of such ten-day period, Executive’s employment may be terminated for Cause.  However, concerning Section 8(b)(ii), Executive may not be given ten (10) calendar days to comply with the instruction or remedy the performance failure if the applicable circumstances require compliance or remedial action in a shorter period of time.  In such a case, Executive shall only be given a reasonable period of time to comply with the Board’s instructions or remedy the performance failure, as determined in the Board’s good faith judgment.

(c)           Termination by the Company Without Cause.  The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition.

(d)           Termination by Executive for any Reason.  Executive may terminate this Agreement and his employment for any reason at any time upon thirty (30) days written notice to the Company.

(e)           Separation from Service.  For purposes of this Agreement, including, without limitation, Section 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

9.           Compensation Upon Termination for Any Reason. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following within thirty (30) days of such termination:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive.  In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, the Company shall pay the following amounts to Executive (or his estate or other legal representative, as the case may be):

(i)           any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof, including any shares of Common Stock) for services rendered to the date of termination; and

(ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(f) hereof.

The amounts described in Sections 9(a)(i) and 9(a)(ii) shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Disability of Executive.  In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be).

(c)           Termination by the Company Without Cause.  In the event that Executive’s employment is terminated by the Company without Cause, the Company shall pay the following amounts to Executive:

(i)           the Accrued Obligations; and

(ii)           If Executive’s employment is terminated by the Company without Cause at any time after the first year of the Initial Employment Term, subject to the execution and timely return by Executive of a release of claims in a form and substance reasonably requested by the Company, an amount equal to his Base Salary that would accrue for the  twelve (12) month period following the date of termination of Executive’s employment (as determined pursuant to Section 5(a) hereof, including any shares of Common Stock), payable in 12-monthly installments, commencing on the 60th day following the termination of Executive’s employment.

In addition, in the event that Executive’s employment is terminated by the Company without Cause, 100% of the then unvested optioned shares granted to Executive under Section 5(c)(i) hereof shall immediately vest.

10.           Other Provisions.

(a)           Remedies; Legal Fees.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  In the event that the Company pursues and is successful in any action against Executive resulting from a breach of this Agreement, the Company shall be entitled to attorney’s fees.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 10(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(c).

(d)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

Richard Rosenblum
19 Horizon Drive
Wayne, New Jersey 07470

If to the Company:

Alliqua, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Facsimile:  (646) 218-1401

(e)           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h)          Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j)           Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k)           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l)           Indemnification.  To the extent permitted by law, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense as and when incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance.  Promptly after receipt by Executive under this section of notice of the commencement of any action (including any governmental action), Executive shall, if a claim in respect thereof is to be made against Executive under this section, deliver to the Company a written notice of the commencement thereof and the Company shall have the right to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if representation of such indemnified party by the counsel retained by Company would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Company of any liability to the indemnified party under this section, but the omission so to deliver written notice to the Company will not relieve it of any liability that it may have to any indemnified party otherwise than under this section.  If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Company, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Company on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Company and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the Company or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

11.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

ALLIQUA, INC.

By:	/s/ Steven C. Berger
Name:	Steven C. Berger
Title:	Chief Financial Officer

EXECUTIVE:

Richard Rosenblum